Exhibit 15.1

Milan, April 24, 2008

To Our Holders of American Depositary Shares:

On or about April 8, 2008, we mailed you a notice of ordinary and extraordinary meeting of shareholders and a proxy statement (the “Proxy Statement”) relating to the 2008 Ordinary and Extraordinary Meeting of Shareholders (the “Meeting”) of Luxottica Group S.p.A. (the “Company”) to be held on May 13, 2008 at 11:00 a.m. local time at the registered office of the Company, Via C. Cantù 2, in Milan, Italy on first call, and on May 14, 2008 at the same time and same place on second call.

Since the mailing of the Proxy Statement, the Board of Directors of the Company has approved certain amendments to the Regulations of the 2008 Performance Shares Plan reserved for certain Employees of Luxottica Group S.p.A. and its Controlled Companies (the “Plan”) which were attached to the Proxy Statement as Annex D.  The Regulations were amended to (capitalized terms used below shall have the meanings ascribed to them in the Plan):

•                                          clarify that nothing in the Regulations shall confer to an Employee or Beneficiary any right to continue in the employment with an Employing Company or interfere with an Employing Company’s rights to terminate the employment of the Beneficiary respecting the applicable law;

•                                          in the case of a Tender Offer, correct the way the Board of Directors has the right to assign the Shares in advance with respect to the Reference Period and to determine the number of Shares of such assignment, by clarifying that this shall be done by taking into account the most updated financial results of the Group;

•                                          clarify that the grant of Units under the Plan does not, and will not in any way, affect the right or power of the Company to make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets or to make any other restructuring transaction whatsoever;

•                                          shorten the period during which the Board of Directors will ascertain whether the earnings per share (“EPS”) target has been achieved;

•                                          clarify that EPS may be expressed in U.S. dollars in lieu of Euro; and

•                                          amend certain definitions.

As a result of these amendments, we are providing you with the attached revised Annex D to the Proxy Statement (the “Revised Annex D”), which includes the Regulations of the Plan as amended. The Revised Annex D should be read in conjunction with the Proxy Statement, which we previously mailed to you. ADS holders may obtain free copies of the Proxy Statement by contacting Daniel Belean (Corporate Actions Department) at Deutsche Bank Trust Company Americas at +1 212.250-6612 or daniel.belean@db.com.

The date and location for the Meeting have not changed.

PLEASE NOTE THAT WE HAVE ENCLOSED A DUPLICATE PROXY CARD.

The duplicate proxy card includes the same matters to be submitted for approval at the ordinary and extraordinary meeting as were included on the original proxy card previously sent to you. If you wish to change your vote, we request that you complete the attached duplicate proxy card with your vote, or vote by telephone or over the Internet. If you have already completed and returned the original proxy card, completing, signing and mailing the enclosed duplicate proxy card will supersede the original proxy card and only your vote on each matter as indicated on the duplicate proxy card will be counted. If you have already voted by telephone or over the Internet, you may simply vote again, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

If you have any questions regarding the Revised Annex D, the Proxy Statement or the Meeting, you may contact Investor Relations at +39 (02) 8633 4069 or investorrelations@Luxottica.com.

We thank you for your cooperation and look forward to seeing you on May 13th.

Best regards,

Luxottica Group S.p.A.